Exhibit 99.1

For Immediate Release

Westaff Reports Fiscal 2005 Second Quarter Results

WALNUT CREEK, CA, Tuesday, May 31, 2005  — Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, today reported financial results for its second fiscal quarter, which ended April 16, 2005.

Revenue for the second quarter of fiscal 2005 was $138.3 million, up $7.0 million or 5.3% from the second quarter of fiscal 2004.  Domestic revenue increased 0.4% driven largely by a 1.3% increase in average bill rates partially offset by a slight decline in billed hours.  Domestic revenue was negatively impacted by the November divestiture of one of the Company’s franchises. International revenue increased by 22.6% on billed hour increases of 14.3%.  Excluding the effect of exchange rate fluctuations, international revenue increased 17.7%.

Gross margin for the 2005 quarter was 17.3% as compared to 16.9% for the 2004 quarter, in spite of a 28% increase in average domestic state unemployment tax rates.  These higher costs were more than offset by increases in average billing rates of 3.8% during the quarter and an 11.6% increase in direct hire revenue as compared to the fiscal 2004 second quarter.

“The revenue increase for the quarter was generally in line with our expectations,” commented Westaff President and CEO, Patricia M. Newman.  “I am particularly pleased with the increase in gross margin for the quarter which is the result of rate increases that we have been able to put into effect, a continuing focus on higher margin customers, and lower workers’ compensation costs during the quarter as a result of some recent positive developments in loss trends. With regard to our international operations, our Australian offices performed brilliantly during the quarter with sales growth of 38% on billed hour increases of nearly 33%.”

Selling and administrative expenses increased $2.5 million, or 15.6% for the first quarter of fiscal 2005 compared to the fiscal 2004 quarter, due to $0.5 million of costs associated with the separation of the Company’s former CEO,  increased revenue for the quarter, higher foreign exchange rates used to convert the local currency expenses into US dollars and investments in both field and corporate staff.  Selling and administrative expenses in the 2004 quarter were reduced by a gain of $0.7 million relating to the sale of the former executive headquarters building in Walnut Creek, California.  As a percentage of revenue, selling and administrative expenses rose to 13.7% in the second quarter of fiscal 2005 as compared to 12.5% in the fiscal 2004 quarter.

The Company reported an operating loss for the second quarter of fiscal 2005 of $0.1 million as compared to operating income of $0.7 million in the second quarter of 2004. The Company also reported a net loss of $0.4 million or ($0.02) per share for the second quarter of fiscal 2005 as compared to net income of $0.2 million or $0.01 per share for the fiscal 2004 second quarter.

For the first 24 weeks of fiscal 2005, revenue increased $22.7 million or 8.9% over the same period in fiscal 2004.  The Company reported net income of $0.1 million or $0.01 per share for the fiscal 2005 period as compared to a net loss of $0.7 million or ($0.05) per share for the first 24 weeks of fiscal 2004.

The Company ended the quarter with a revolver debt balance of $10.4 million and consolidated revolver borrowing availability of $19.7 million.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 15,000 client accounts from more than 250 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, the statements regarding revenue, gross margins and the Company’s prospects for fiscal 2005.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results could differ materially from estimates.  Among the factors affecting future operating results are: credit facilities and compliance with debt covenants, liquidity, workers’ compensation collateral requirements, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers, variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks and ability to attract and retain the services of qualified temporary personnel and regulatory mandates, including potential mandated health insurance.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form
10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com

PRESS CONTACT:	Linda Gaebler
Public Relations Director
925-930-5368
e-mail: lgaebler@westaff.com

Financial table follows……..

Westaff, Inc.
Unaudited Financial Highlights
(In thousands, except per share data)

	Fiscal Quarter Ended
	April 16, 2005	April 17, 2004
Statements of Operations:

Revenue	$138,324	$131,318
Costs of services	114,449	109,187
Gross profit	23,875	22,131
Gross margin	17.3%	16.9%
Franchise agents’ share of gross profit	4,056	3,985
Selling and administrative expenses	18,923	16,374
Depreciation and amortization	966	1,071
Operating income (loss)	(70)	701
Interest expense	313	442
Interest income	(32)	(14)
Income (loss) before income taxes	(351)	273
Provision for income taxes	20	105
Net income (loss)	$(371)	$168

Basic and diluted earnings (loss) per share	$(0.02)	$0.01

Weighted average common shares outstanding - basic	16,302	16,032
Weighted average common shares outstanding - diluted	16,302	16,036

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	24 Weeks Ended
	April 16, 2005	April 17, 2004
Statements of Operations:

Revenue	276,566	253,904
Costs of services	229,107	211,024
Gross profit	47,459	42,880
Gross margin	17.2%	16.9%
Franchise agents’ share of gross profit	8,030	7,787
Selling and administrative expenses	36,463	32,568
Depreciation and amortization	1,937	2,174
Operating income	1,029	351
Interest expense	736	914
Interest income	(58)	(34)
Income (loss) before income taxes	351	(529)
Provision for income taxes	216	208
Net income (loss)	$135	$(737)

Basic and diluted earnings (loss) per share	$0.01	$(0.05)

Weighted average common shares outstanding - basic	16,175	16,024
Weighted average common shares outstanding - diluted	16,378	16,024

	April 16, 2005	October 30, 2004
Balance Sheet Highlights:
Current assets	$83,819	$98,245
Property and equipment, net	10,991	10,184
Goodwill	11,801	11,760
Other long-term assets	11,157	2,219
Total assets	$117,768	$122,408

Current liabilities	$58,551	$64,731
Long term liabilities	18,326	17,830
Total liabilities	76,877	82,561
Stockholders’ equity	40,891	39,847
Total liabilities and stockholders’ equity	$117,768	$122,408

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